EXHIBIT (c)(99)

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Contact:  Tom Humphries/Elysa Gonzalez
          201-930-9305


                    GEOTEK NAMES NEW CHIEF FINANCIAL OFFICER

Montvale, New Jersey - February 12, 1998 - Geotek Communications, Inc. (Nasdaq:GOTK) today announced the appointment of Anne E. Eisele as Senior Vice President and Chief Financial Officer. Ms. Eisele replaces Robert Kerstein, who is leaving the company to become Chief Financial Officer of Angel Technologies, a privately held wireless company.

Prior to joining Geotek, Ms. Eisele was President, Chief Financial Officer and Chief Operating Officer of DeSoto, Inc., a $100 million manufacturer and marketer of consumer and industrial products. During her twelve year tenure at DeSoto, Ms. Eisele held several senior financial and operations positions, culminating in her promotion from Chief Financial Officer to President in 1995. She remained in that position through DeSoto's acquisition by Keystone Consolidated Industries in late 1996. Prior to DeSoto, Inc., Ms. Eisele spent seven years with Deloitte & Touche LLP.

"Anne brings proven leadership capabilities and strong hands-on experience in finance and operations to Geotek," said Yaron Eitan, Chairman and CEO of Geotek. "We're pleased to welcome Anne to our senior management team and we look forward to her making a significant contribution to our future growth."

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Ms. Eisele is a member of the Economic Club of Chicago, Financial Executives
Institute, AICPA, Illinois CPA Society. She is a Certified Public Accountant, and earned a Bachelors of Business Administration in Accounting from the University of Notre Dame.

Additionally, the company announced the promotions of Randy J. Miller to Vice President and Treasurer, and Valerie E. DePiro to Vice President, Chief Accounting Officer and Corporate Controller. Ms. Miller joined Geotek in 1993 and has served as Vice President of Corporate and Investor Relations since 1996. Ms. DePiro joined Geotek in 1995 and served as Director of Financial Reporting and Analysis. Prior to joining the company, Ms. DePiro was with Coopers & Lybrand L.L.P.

Geotek Communications, Inc. is a provider of mobile business solutions and services. The Company targets selected transportation, distribution, field service and contracting industry segments and is currently providing wireless services areas in Dallas, Houston, Galveston, San Antonio, Phoenix, Boston, New York/New Jersey, Philadelphia, Delaware, Washington D.C., Baltimore, Northern Virginia, Orlando, Tampa, Central and Southern Florida. For more information on Geotek, visit our web site at www.geotek.com or call 1-888-39-FLEET.

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